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                            Agreement number 04-ok/96

City of Slavutich    [Chernobyl]                              December 10, 1996

      Ukrainian State Construction Corporation (UKRSTROJ) in the name of its President Mr. Pelykh Yuri K. acting on the basis of the corporate charter on one side and industrial amalgamation Chernobyl NPP (ChNPP) in the name of its general director Mr. Parashin Yuri K. on the other side have concluded the agreement on the following:

      I. Subject of the Agreement

      1. To conduct the works at the site of Chernobyl NPP for the methods of implementation of the EKOR technology and determining the specific requirements on the method of its application for containment of the reactor #4.

      2. ChNPP will provide UKRSTROJ with a site for working off the technology for application of EKOR, along with UKRSTROJ will determine the scope and type of the work and will determine the quantity of the materials needed for these works.

      3. UKRSTROJ will:

      - organise the project on EKOR implementation and will provide the scientific and technical support to all the companies participating in this work,

      - manufacture the technological equipment for synthesis of EKOR, transportation of EKOR and casting of EKOR at the site as provided by ChNPP

      - provide for the supply of the required quantity of EKOR components to prepare EKOR on-site,

      - execute all the works for preparation, pumping and casting of EKOR to the pilot project zone.

      4. ChNPP along with the concerned [official] companies and UKRSTROJ will test EKOR for the acceptance for industrial application and will if needed determine additional requirements and will determine the technology for application with consideration of application of EKOR at the Shelter of ChNPP.

      II. Terms of execution

      1. The terms [schedule] of the execution will be determined by the attachment to this agreement after the completion of the technological equipment, supplying the needed EKOR components and starting of the financing.

      III. Cost and sequence of the works.

      1. Acknowledge that in accordance with the memorandum of intent of the working meeting at ChNPP on November 18, 1996 with participation of the all parties the financing of the works within the scope of this agreement is provided by the American firm Eurotech, Ltd.

      2. Costs of the each stage of the work will be determined additionally.

      IV. The term of the agreement.

      I. The term of the agreement is determined from the moment of its execution till full execution of the commitments of each side.

      V. Legal addresses and bank accounts of the parties.

      Ukrainian State                           Industrial amalgamation
      Construction Corporation                  Chernobyl Nuclear Power Station

      Y.K. Pelykh [signed, sealed]                S.K. Parashin [signed, sealed]